News Release

Tutor Perini Reports First Quarter Results

     New awards of $2.1 billion; the largest volume of quarterly new awards in nearly four years

     Backlog at $7.2 billion, with 54% of backlog now comprised of higher-margin Civil projects

     Affirming 2017 guidance: revenue in excess of $5.5 billion; diluted EPS of $2.10 to $2.40

LOS ANGELES – (BUSINESS WIRE) – May 3, 2017 – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today reported results for the three months ended March 31, 2017. Revenue for the first quarter of 2017 was $1,117.4 million, up 3% compared to the first quarter of last year. Income from construction operations was $37.0 million for the first quarter of 2017 compared to $40.1 million for the comparable period last year. Net income for the first quarter of 2017 was $13.8 million, or $0.27 per diluted share, compared to $15.4 million, or $0.31 per diluted share, for the first quarter of 2016. The decrease in both income from construction operations and net income was primarily due to the relative impact of certain Civil and Building segment projects in New York and in the Midwest that are nearing completion or are substantially complete and the timing of new projects that are ramping up. The decrease was partially offset by increased activity on certain Civil projects on the West Coast. In addition, higher than expected rainfall in California during the first quarter of 2017 slowed the progress on certain Civil and Building segment projects, resulting in an impact of approximately $0.05 per diluted share that we expect will be made up later in the year.

Backlog as of March 31, 2017 was $7.2 billion, up 15% compared to $6.2 billion as of December 31, 2016. New awards and adjustments to contracts in process totaled $2.1 billion in the first quarter of 2017. Significant new awards included the previously announced $1.4 billion Purple Line Extension Section 2 joint venture project for the Los Angeles County Metropolitan Transportation Authority, three mechanical contracts in New York City collectively valued at $104 million and an $80 million military facility project in Saudi Arabia.

The unbilled cost balance was essentially flat in the first quarter of 2017 compared to the fourth quarter of 2016. However, the Company remains on track to meet its previously stated goals to reduce unbilled costs and improve operating cash generation throughout the remainder of 2017 and in 2018.

The Company successfully completed a comprehensive debt refinancing in April 2017, effectively replacing $300 million of 7.625% senior notes due in 2018 with $500 million of new 6.875% senior notes due in 2025. The Company used some of the proceeds from the issuance of the new senior notes to pay off its former term loan. In addition, the Company replaced its former $300 million revolving credit facility with a new $350 million revolving credit facility under more favorable terms, including modestly lower interest rates. The increased liquidity that resulted from this refinancing will help fund any working capital needs for the significant number of project opportunities that management sees over the next several years, especially in the Civil segment.

“We booked $2.1 billion of new awards into backlog in the first quarter of 2017, which represented the highest volume of new awards for any quarter in nearly four years,” remarked Ronald Tutor, Chairman and Chief Executive Officer. Tutor continued, “Close to three-fourths of the total award value booked in the quarter was in our higher-

margin Civil segment, indicative of the unprecedented civil project opportunities that we are seeing. We have also booked or been informed that we will be awarded contracts for approximately $774 million of new Civil segment projects in the first month of the second quarter and expect that the number and size of these opportunities will increase even further over time as substantial new funding for infrastructure projects is released. In addition, our operating results for the first quarter were consistent with our expectations.”

Outlook and Guidance

Based on the current backlog and market outlook, the Company is affirming its guidance for 2017, with revenue expected to be in excess of $5.5 billion and diluted earnings per share (EPS) expected in the range of $2.10 to $2.40. As previously noted in our earnings release for the fourth quarter and full year 2016, earnings in 2017 are anticipated to be weighted towards the second half of the year, consistent with the cyclicality of the Company’s business.

First Quarter Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Wednesday, May 3, 2017, to discuss the first quarter results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcast live over the Internet and can be accessed by all interested parties on Tutor Perini's website at www.tutorperini.com. To listen to the webcast, please visit the Company's website at least fifteen minutes prior to the start of the call to register and to download and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on the website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical, mechanical, plumbing and heating, ventilation and air conditioning (HVAC). We are known for our major complex building project commitments, as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

Forward-Looking Statements

The statements contained in this Release, including those set forth in the section “Outlook and Guidance,” that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. While the Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them, there can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to win new contracts and convert backlog into revenue; the Company's ability to successfully and timely complete construction projects; increased competition and failure to secure new contracts; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings and the timing of related collections; the potential delay, suspension, termination or reduction in scope of construction projects; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the availability of borrowed funds on terms acceptable to the Company; failure to meet our obligations under our debt agreements; the ability to retain certain members of management; the ability to obtain surety bonds to secure the Company’s performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; failure to comply with laws and regulations related to government contracts; actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners and competitors and legislative, regulatory, judicial and other governmental authorities and officials; impairments of our goodwill or other indefinite-lived intangible assets; possible systems and information technology disruptions; the impact of inclement weather conditions on projects; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on February 23, 2017. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications

www.tutorperini.com

Tutor Perini Corporation
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended March 31,
(in thousands, except per share data)	2017	2016

Revenue	$1,117,361	$1,085,369

Cost of operations	(1,014,641)	(980,277)

Gross profit	102,720	105,092

General and administrative expenses	(65,703)	(64,970)

INCOME FROM CONSTRUCTION OPERATIONS	37,017	40,122

Other income, net	417	682
Interest expense	(15,564)	(14,080)

INCOME BEFORE INCOME TAXES	21,870	26,724

Provision for income taxes	(8,106)	(11,324)

NET INCOME	$13,764	$15,400

BASIC EARNINGS PER COMMON SHARE	$0.28	$0.31

DILUTED EARNINGS PER COMMON SHARE	$0.27	$0.31

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
BASIC	49,282	49,079
DILUTED	50,948	49,285

Tutor Perini Corporation
Segment Information
Unaudited

	Reportable Segments
			Specialty				Consolidated
(in thousands)	Civil	Building	Contractors	Total	Corporate		Total
Three Months Ended March 31, 2017
Total revenue	$338,108	$515,251	$315,696	$1,169,055	$—		$1,169,055
Elimination of intersegment revenue	(33,533)	(18,161)	—	(51,694)	—		(51,694)
Revenue from external customers	$304,575	$497,090	$315,696	$1,117,361	$—		$1,117,361
Income from construction operations	$31,888	$5,242	$14,762	$51,892	$(14,875)	(a)	$37,017
Capital expenditures	$5,567	$45	$6	$5,618	$54		$5,672
Depreciation and amortization (b)	$16,318	$518	$1,192	$18,028	$2,968		$20,996

Three Months Ended March 31, 2016
Total revenue	$367,501	$487,994	$281,773	$1,137,268	$—		$1,137,268
Elimination of intersegment revenue	(31,643)	(20,256)	—	(51,899)	—		(51,899)
Revenue from external customers	$335,858	$467,738	$281,773	$1,085,369	$—		$1,085,369
Income from construction operations	$33,665	$12,450	$9,413	$55,528	$(15,406)	(a)	$40,122
Capital expenditures	$3,612	$221	$625	$4,458	$354		$4,812
Depreciation and amortization (b)	$8,083	$557	$1,305	$9,945	$2,864		$12,809

(a) Consists primarily of corporate general and administrative expenses.
(b) Depreciation and amortization is included in income from construction operations.

Tutor Perini Corporation
Condensed Consolidated Balance Sheets
Unaudited

(in thousands, except share and per share amounts)	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,817	$146,103
Restricted cash	60,158	50,504
Accounts receivable, including retainage	1,749,602	1,743,300
Costs and estimated earnings in excess of billings	840,760	831,826
Other current assets	58,482	66,023
Total current assets	2,813,819	2,837,756

Property and equipment, net	462,695	477,626
Goodwill	585,006	585,006
Intangible assets, net	92,111	92,997
Other assets	44,852	45,235
TOTAL ASSETS	$3,998,483	$4,038,620

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$27,598	$85,890
Accounts payable, including retainage	965,931	994,016
Billings in excess of costs and estimated earnings	288,795	331,112
Accrued expenses and other current liabilities	112,448	107,925
Total current liabilities	1,394,772	1,518,943

Long-term debt, less current maturities	753,191	673,629
Deferred income taxes	130,616	131,007
Other long-term liabilities	159,777	162,018
TOTAL LIABILITIES	2,438,356	2,485,597

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock – authorized 1,000,000 shares ($1 par value), none issued	—	—
Common stock – authorized 75,000,000 shares ($1 par value), issued and outstanding 49,694,018 and 49,211,353 shares	49,694	49,211
Additional paid-in capital	1,068,264	1,075,600
Retained earnings	487,389	473,625
Accumulated other comprehensive loss	(45,220)	(45,413)
TOTAL STOCKHOLDERS' EQUITY	1,560,127	1,553,023

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,998,483	$4,038,620

Tutor Perini Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited

	Three Months Ended March 31,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$13,764	$15,400
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	20,110	11,923
Amortization of intangible assets	886	886
Share-based compensation expense	4,306	3,647
Change in debt discounts and deferred debt issuance costs	3,836	1,687
Deferred income taxes	(526)	(155)
(Gain) loss on sale of property and equipment	(131)	285
Other long-term liabilities	(1,824)	(4,061)
Other non-cash items	267	1,399
Changes in other components of working capital	(73,533)	(15,067)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(32,845)	15,944

Cash flows from investing activities:
Acquisition of property and equipment excluding financed purchases	(5,672)	(4,812)
Proceeds from sale of property and equipment	259	939
Change in restricted cash	(9,654)	(3,305)
NET CASH USED IN INVESTING ACTIVITIES	(15,067)	(7,178)

Cash flows from financing activities:
Proceeds from debt	313,977	299,785
Repayment of debt	(296,485)	(287,484)
Issuance of common stock and effect of cashless exercise	(10,809)	—
Debt issuance costs	(57)	(5,937)
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,626	6,364

Net increase (decrease) in cash and cash equivalents	(41,286)	15,130
Cash and cash equivalents at beginning of period	146,103	75,452
Cash and cash equivalents at end of period	$104,817	$90,582

Tutor Perini Corporation
Backlog Information
Unaudited

			Revenue
		New Awards in the	Recognized in the
	Backlog at	Three Months Ended	Three Months Ended	Backlog at
(in millions)	December 31, 2016	March 31, 2017(a)	March 31, 2017	March 31, 2017
Civil	$2,672.1	$1,498.2	$(304.6)	$3,865.7
Building	1,981.2	266.2	(497.1)	1,750.3
Specialty Contractors	1,573.8	296.4	(315.7)	1,554.5
Total	$6,227.1	$2,060.8	$(1,117.4)	$7,170.5

(a) New awards consist of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.